Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2010, except for Note 25, as to which the date is April 26, 2010, related to the consolidated financial statements and the related financial statement schedule of HiSoft Technology International Limited as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, appearing in the Prospectus, which is part of Registration Statement No. 333-170752 of HiSoft Technology International Limited on Form F-1, dated December 16, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
December 20, 2010